Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-172805, 333-122609, 333-136355 and 333-163004) on Form S-8 of Emtec, Inc. of our report dated December 14, 2011, relating to our audits of the consolidated financial statements of Emtec, Inc. which appear in this Annual Report on Form 10-K for the year ended August 31, 2011.

/s/ McGladrey & Pullen, LLP

Blue Bell, Pennsylvania
December 14,  2011